April 5, 2001

Roger Henderson

Hollytree Cottage

Swallowfield Street

Swallowfield

U.K.

Re: Amendment to Employment Agreement

Dear Mr. Henderson:

This shall confirm the agreement between you and Chyron Corporation (the "Company") pursuant to which you have agreed to reduce your annual base salary from $325,000 US to $280,000 US effective April 1, 2001 through December 31, 2001 (the "Reduced Amount"). This reduction was done voluntarily for the benefit of the Company and shall not affect the severance due you under the Employment Agreement dated July 21, 1999 and as amended on January 10, 2001 (the "Employment Agreement"). In addition, in the event the Company terminates you "without cause," as defined under the Employment Agreement, then the Reduced Amount shall be due and payable as part of your severance under the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.

All other terms of the Employment Agreement shall remain in full force and effect. Please acknowledge your consent to the above by executing and dating below and returning this letter agreement to me.

Very truly yours,

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley

Agreed and Accepted

/s/ Roger Henderson
Roger Henderson
Dated:_____________________